Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Superior Essex Inc.

at

$45.00 Net Per Share

by

Cyprus Acquisition Merger Sub, Inc.

a subsidiary of

LS Cable Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, JULY 30, 2008, UNLESS THE OFFER IS EXTENDED.

July 1, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Cyprus Acquisition Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect subsidiary of LS Cable Ltd., a corporation organized under the laws of the Republic of Korea (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Superior Essex Inc., a Delaware corporation (the “Company”), at a price of $45.00 per Share, net to the seller in cash, without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 1, 2008 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is subject to the condition, among others, that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by Parent, Purchaser and their wholly owned subsidiaries, constitutes at least a majority of the total number of then-outstanding Shares, including the number of Shares which the Company is required to issue (after giving effect to the transactions described under Section 11 of the Offer to Purchase—“Purpose of the Offer and Plans for the Company; Merger Agreement—Treatment of Equity Awards”) pursuant to then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not then exercisable. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase—“Conditions of the Offer.”

The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

Enclosed herewith are the following documents:

1. Offer to Purchase, dated July 1, 2008;

2. Notice of Guaranteed Delivery;

3. A letter to stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9; and

4. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2008, between the Company and Parent (as joined by Purchaser pursuant to a Joinder Agreement dated as of June 30, 2008 and as to be further joined by New LS Cable (as defined in the Offer to Purchase) pursuant to an Assignment and Joinder Agreement to be entered into on or about July 2, 2008, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”), and each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will by virtue of the Merger, and without any action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in the Offer to Purchase.

The Company’s board of directors has, by the unanimous vote of the directors present, approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the holders of Shares. The Company’s board of directors recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Computershare Inc. (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state.

In order to tender Shares pursuant to the Offer, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

None of Parent, New LS Cable or Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, July 30, 2008, unless the Offer is extended.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Information Agent at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, NEW LS CABLE, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGER OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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